Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER 2006 EARNINGS

October 13, 2006, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today that its assets rose to a record $823.1 million, a 13% increase over September 30, 2005 assets of $728.2 million. Net loans increased by 22% to $568.8 million over September 30, 2005 loans. Net income for the quarter was $1.7 million and $5.2 million for the nine months ending September 30, 2006, as compared with third quarter 2005 net income of $1.7 million and $5.6 million for the first nine months of 2005. Basic earnings per share were $0.43 for the quarter and $1.30 year-to-date. Diluted earnings per share for the same periods were $0.42 and $1.29, respectively.

Net interest income after the provision for loan loss for the quarter increased by $188 thousand, or 3% from third quarter of 2005, but year-to-date results only showed a $67 thousand increase. Net interest income after provision results were affected by the significant increases in funding costs – interest expense increased by 70%, or $2.2 million, on a same quarter basis, and by 67%, or $5.7 million, year-to-year. In addition, significant loan growth during the year necessitated an addition of $150 thousand to the loan loss provision. While short term interest rates have risen dramatically in the past twelve months, longer term rates have remained fairly stable. This compression of the yield curve has put pressure on the net interest margin.

During the third quarter of 2006, Old Point National Bank completed the purchase of two properties for future development as branches. One is an existing building in the Hilltop area of Virginia Beach and the other is a branch site in the Ghent section of Norfolk.

Return on Average Assets (ROA) for year-to-date 2006 is 0.89%, and Return on Average Equity (ROE) is 9.65%.

Old Point Financial Corporation (“OPOF” - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286

Unaudited

Old Point Financial Corporation

Consolidated Balance Sheets

(in thousands, except per share data)

	30-Sep-06	30-Sep-05
Assets
Cash and due from banks	$14,331	$18,968
Federal Funds Sold	4,409	7,022
Cash & Cash Equivalents	18,740	25,990
Investments:
Securities available for sale, at fair value	186,763	194,883
Securities held to maturity (fair value approximates $3,449 and $3,161)	3,423	3,115
Loans net of allowance for loan losses of $4,625 & $4,245	568,807	466,162
Premises and equipment, net	26,496	20,569
Bank owned life insurance	10,466	9,661
Other Assets	8,443	7,866

Total Assets	$823,138	$728,246

	30-Sep-06	30-Sep-05
Liabilities
Deposits:
Noninterest-bearing deposits	$101,292	$112,673
Savings deposits	195,454	190,650
Time Deposits	272,495	227,664

Total Deposits	569,241	530,987

Federal funds purchased, repurchase agreements and other borrowings	62,408	54,001

Federal Home Loan Bank Advances	115,000	70,000
Accrued expenses and other liabilities	2,939	2,079

Total Liabilities	749,588	657,067

Stockholders’ Equity
Common stock, $5.00 par value	19,961	20,081

	2006	2005
Shares Authorized	10,000,000	10,000,000
Shares Issued	3,992,155	4,016,290

Additional paid-in capital	14,719	14,160
Retained earnings	41,147	38,437
Accumulated other comprehensive loss	(2,277)	(1,499)

Total stockholders’ equity	73,550	71,179

Total liabilities and stockholders’ equity	$823,138	$728,246

Unaudited

Old Point Financial Corporation

Consolidated Statements of Income

(in thousands, except per share data)

Interest and Dividend Income	3 Months Ended 30-Sep-06	3 Months Ended 30-Sep-05	9 Months Ended 30-Sep-06	9 Months Ended 30-Sep-05
Interest and fees on loans	$9,822	$7,324	$27,126	$20,987
Interest on federal funds sold	102	124	235	210
Interest on securities
Taxable	1,276	1,309	3,842	3,997
Tax exempt	350	428	1,105	1,298
Dividends and interest on all other securities	113	50	292	155

Total interest income	11,663	9,235	32,600	26,647

Interest Expense

Interest on savings deposits	608	370	1,673	1,034
Interest on time deposits	2,937	1,805	7,742	4,888
Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	496	291	1,369	793
Interest on FHLB advances	1,405	740	3,543	1,875

Total Interest expense	5,446	3,206	14,327	8,590
Net interest income	6,217	6,029	18,273	18,057
Provision for loan losses	300	300	900	750

Net interest income after provision for loan losses	5,917	5,729	17,373	17,307

Noninterest Income

Income from fiduciary activities	653	659	1,992	2,072
Service charges on deposit accounts	1,338	1,285	4,064	3,543
Other service charges, commissions and fees	462	456	1,715	1,355
Income from bank owned life insurance	140	130	407	377
Gain on available-for-sale securities, net	5	1	7	10
Other operating income	115	143	341	374

Total noninterest income	2,713	2,674	8,526	7,731
Other Expenses
Salaries and employee benefits	3,830	3,690	11,367	10,665
Occupancy and equipment	861	818	2,639	2,320
Supplies	131	127	386	361
Postage and courier	116	123	385	357
Service fees	264	195	633	472
Data processing	196	156	551	450
Marketing	168	218	499	469
Customer development	171	148	465	413
Employee professional development	171	128	462	408
Other	380	483	1,387	1,451

Total noninterest expenses	6,288	6,086	18,774	17,366

Income before income taxes	2,342	2,317	7,125	7,672
Income tax expense	631	596	1,918	2,040

Net Income	1,711	1,721	5,207	5,632

Basic Earnings per Share
Average shares outstanding	3,992,082	4,016,070	3,991,905	4,015,866
Net income per share of common stock	$0.43	$0.43	$1.30	$1.40
Diluted Earnings per share
Average shares outstanding	4,047,316	4,090,201	4,050,926	4,096,010
Net income per share of common stock	$0.42	$0.42	$1.29	$1.38

Cash Dividends Declared	$0.18	$0.17	$0.52	$0.49